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                                        April 15, 1998

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     On behalf of First BanCorp and FirstBank Puerto Rico ("FirstBank") we make the following representations in connection with the Registration Statement on Form S-4 of First BanCorp, file number 333-8460. These representations are made in accordance with Section F of Accounting Staff Bulletin Topic 1.

     First BanCorp and FirstBank represent as follows:

     There are no anticipated changes in the shareholders' relative equity ownership interest in the underlying bank assets, except for reedemption of no more than a nominal number of shares of FirstBank unaffiliated persons who dissent;

     In the aggregate, only nominal borrowings are to be incurred for such purposes as organizing the holding company, to pay nonaffiliated persons who dissent, or to meet minimum capital requirements;

     There are no new classes of stock authorized other than those corresponding to the stock of FirstBank immedeately prior to the reorganization;

     There are no plans or arrangements to issue any additional shares to aquire any business other than FirstBank; and,

     There has been no material adverse change in the financial condition of the bank since the latest fiscal year end included in the annual report to shareholders.


     /s/ Angel Alverez Perez                   /s/ Annie Astor de Carbonell
     Angel Alvarez Perez                       Annie Astor de Carbonell
     CEO & President of FirstBank Puerto Rico  Senior Executive Vice President
     CEO & President of First BanCorp          of FirstBank Puerto Rico